Exhibit 4
                                TANDY CORPORATION
                       UNFUNDED DEFERRED COMPENSATION PLAN
                                  FOR DIRECTORS
                    (AS AMENDED AND RESTATED JANUARY 1, 1998)


1.       PURPOSES OF THE PLAN

         a) The purposes of the unfunded Deferred Compensation Plan (the "Plan") are to enable Tandy Corporation (the "Company") to attract and retain the best qualified members of the Board of Directors of the Company (a "Director") by providing them with a Plan to defer the payment of all or a specified portion of the fees payable to the Director for services rendered on behalf of the Company.

2.       ELECTION TO DEFER

         a) A Director may elect on or before December 31 of any year, to defer payment of all or a specified part of all his/her director fees (cash or Common Stock of the Company or dividends attributable thereto), for services during the succeeding calendar year following such election. Any person who shall become a Director during any calendar year, and who was not a Director of the Company on the preceding December 31, may elect, not later than the 30th day after his or her term begins, to defer payment of all or a specified part of such fees for the succeeding calendar year. Any such elections shall be made by written notice delivered to the Corporate Secretary of the Company. Any such elections shall only be effective for the succeeding calendar year. Notwithstanding the above, for the calendar year 1998, any such election must be made prior to February 28, 1998.

         b) Amounts deferred under this Plan will be distributed based on one of the two following elections made by each participating Director:

               (1) consecutive substantially equal annual installments up to a maximum of ten in advance beginning on January 15 of a specified year; or

               (2) a lump sum payment on a specified date not in excess of ten years from the date Director ceases to be a Director.

3.       DIRECTORS' ACCOUNTS

         a)       Cash Account

                  All deferred cash fees shall be recorded on the books of the Company and a memorandum cash account of the fees deferred by each participating Director will be maintained.

         b)       Stock Account

                  All deferred fees payable in Common Stock of the Company ("Company Common Stock") shall be recorded on the books of the Company and a memorandum stock account of the fees in Company Common Stock deferred by each participating Director will be maintained. The Director's stock account shall be credited with the number of shares of Company Common Stock otherwise payable to each participating Director under the terms and in the amounts and on the dates set forth in the Company's 1993 Incentive Stock Plan, as amended, and the Company's 1997 Incentive Stock Plan, as amended, as the case may be, providing for the compensation of Directors, if they so elect, in Company Common Stock.

         If a Director's stock account is credited with shares of Company Common Stock by reason of a deferral of director fees on or after January 1, 1998, and payment of all of the Company Common Stock is deferred (a) until after December 31st of the third calendar year which follows the calendar year during which such deferrals are initially made or (b) until after the earlier of (i) December 31st of such third calendar year or (ii) the day the Director ceases to be a director, the Director's stock account shall be credited with an additional number of shares of Company Common Stock (including fractions thereof) equal to twenty-five percent of the shares of Company Common Stock initially credited.

         c)       Pension Plan Stock Account

                  Effective December 31, 1997, the Special Compensation Plan for Directors (the "Pension Plan") was terminated and in terminating the Pension Plan the Company calculated the single sum present value of each Pension Plan participant's benefit and converted that amount to Company Common Stock based on the average of the closing prices of Company Common Stock for 1997. The amount of the Company Common Stock shall be recorded on the books of the Company and a memorandum account reflecting such amounts for each Director formerly participating in the Pension Plan will be maintained (the "Pension Plan Stock Account").

4.       PAYMENT FROM DIRECTORS' ACCOUNTS

         a) Payment of the amount of deferred fees of a Director's cash account shall be made in cash. Payment of the amount of deferred fees of a Director's stock account or Pension Plan Stock Account shall be made in Company Common Stock. Fractional Company Common Stock interests, if any, and dividends attributable to Company Common Stock shall be payable in cash. Each participating Director holding a stock account or Pension Plan Stock Account, upon his or her election, shall either be directly paid in cash or have his or her cash account credited as of the payment date for dividends on Company Common Stock in an amount equal to dividends attributable to the number of shares of Company Common Stock credited to each Director's stock account or Pension Plan Stock Account as of the record date set by the Board of Directors of the Company.

         b) The aggregate amount of deferred fees, together with interest accrued thereon, credited to the account of any Director, at the election of the Director, shall be paid to the Director, either (i) in a lump sum on the date specified by the Director , or (ii) in substantially equal annual installments not exceeding ten or (iii) in a lump sum, upon a Change in Control or threatened Change in Control (as hereafter defined), on a date specified by the Board of Directors prior to any Change in Control, or (iv) if no election is made, on 60 days following the date a Director ceases to be a Director. The first installment shall be paid (i) in advance on January 15 of the following calendar year in which the Director ceases to be a Director of the Company and subsequent installments (not exceeding nine) shall be paid promptly on January 15 of each of the succeeding calendar years, or (ii) on the date specified by the Director.


         c) Any Director with a Pension Plan Stock Account shall be entitled to make an election as to the method of payment of Company Common Stock from his or her Pension Plan Stock Account. Such election must be made prior to April 1, 1998. In such election, each Director shall elect the method of payment (either single payment or 10 or less annual installments) and the date such payment will be made or begin to be made. If any Director does not elect a method of payment or a date of such payment, then the amount of such Director's Pension Plan Stock Account shall be distributed to him or her, in a single sum, 60 days following the day the individual ceases to be a Director.

For purposes of the Plan a "Change in Control" shall have the same meaning as set forth in the Tandy Corporation 1993 Incentive Stock Plan as amended.

5.       INTEREST

         a) On the last day of each calendar quarter interest shall be credited to each Director's cash account calculated on the unpaid balance in such cash account as calculated from time to time during the quarter. The rate of interest to be credited will be 1% per annum less than the announced prime rate of the Chase-Chemical Bank N.A. as the same shall exist from time to time during the quarter.

6.       PAYMENT IN EVENT OF DEATH

         a) If a Director should die before all deferred amounts credited to the Director's cash account, stock account or Pension Plan Stock Account have been distributed, the balance of any deferred fees, dividends if any, and interest then in the Director's account shall be paid promptly to the Director's designated beneficiary in the manner designated by the Director or if no method is selected within 60 days after the Director's death. If such Director did not designate a beneficiary or in the event that the beneficiary or beneficiaries designated by such Director shall have predeceased the Director, the balance in the Director's account shall be paid promptly to the Director's estate.

7.       TERMINATION OF ELECTION

         a) A Director may terminate his election to defer payment of fees by written notice delivered to the Corporate Secretary of the Company. Such termination shall become effective as of the end of the calendar year in which notice of termination is given with respect to fees payable for services as a Director during subsequent calendar years. Amounts credited to the account of a Director prior to the effective date of termination shall not be affected thereby and shall be paid only in accordance with Sections 4 and 6 above.

8.       RIGHTS UNSECURED

         a) The right of any Director to receive payment of deferred amounts under the provisions of the Plan shall be an unsecured claim against the general assets of the Company. The maintenance of individual Director accounts is for bookkeeping purposes only. The Company is not obligated to acquire or set aside any particular assets for the discharge of its obligations, nor shall any Director have any property rights in any particular assets held by the Company, whether or not held for the purpose of funding the Company's obligations hereunder.

9.       NONASSIGNABILITY

         a) During the Director's lifetime, the right to any deferred fees, dividends if any, and interest thereon may not be transferred, assigned, hypothecated or pledged. Any such attempt to transfer, assign, hypothecate or pledge the account shall be void.

10.      INTERPRETATION AND AMENDMENT

         a) The Plan shall be administered by the Corporate Governance Committee of the Company. The decision of such Committee with respect to any questions arising as to the interpretation of this Plan, including the severability of any and all of the provisions thereof, shall be final, conclusive and binding. The Company reserves the right to modify this Plan from time to time or to repeal the Plan entirely, provided, however, that no modification of this Plan shall operate to annul an election already in effect for the current calendar year or any preceding calendar year.

11.      EFFECTIVE DATE

         a) The effective date of this Plan will be December 15, 1995 when it was adopted.